                                                                   EXHIBIT 10.10



                                  June 23, 1998


Mr. Jean-Jacques Brancher
Ets. Brancher S.A.
11, rue d'Alsace-Lorraine
69500  Bron, France

Re:  Letter of Intent

Dear Jean-Jacques:

This Letter of Intent will confirm the intentions of Lennox Global Ltd., a Delaware corporation ("Global"), and you, to further amend the existing agreements between various parties described below regarding the joint venture for the manufacturing, marketing and sale of heating, ventilating, air conditioning and refrigeration equipment ("HVAC") in Europe (the "Business"). On 13 May 1996, Global, Ets. Brancher S.A., its subsidiary Fibel S.A. and you entered into an agreement to form a joint venture to engage in the Business in Europe and other areas (the "Venture Agreement"). The Venture Agreement included provisions for Global to purchase a part of the shares of the companies involved in the Business which were owned, directly or indirectly, by you. The Venture Agreement was subsequently amended on 13 and 24 May 1996 and amended and completely restated on 20 October 1997 (all agreements relating to the Venture as amended and existing at the time of this Letter of Intent are collectively referred to as the "Prior Agreements"). This Letter of Intent is to describe the principles by which the parties will further amend the Prior Agreements to allow for the most efficient operational, fiscal and tax structure for the Business while preserving the rights of the parties under the Prior Agreements ("Proposed Restructure"). Upon acceptance by you, this Letter of Intent shall represent the binding agreement of you and Global, and will allow the Proposed Restructure of the Business to proceed while the final detailed terms of the necessary amendments to the Prior Agreements are prepared and agreed to by the parties.

The Prior Agreements

The Prior Agreements provided for: (i) the transfer of all companies and assets necessary for the operation of the Business to Ets. Brancher S.A. (the "Venture Holding Company"); (ii) the purchase by Global of approximately Seventy Percent (70%) of the outstanding shares of Ets. Brancher S.A. (the "Shares") and (iii) the eventual purchase by Global of all of the remaining Shares from you under agreed upon terms and conditions. The future purchases of Shares were to be based on a price calculated based on the book value and net income of the Venture Holding Company using the formula described on EXHIBIT "A". The Prior Agreements also described any other applicable terms and the timing of the purchases by Global.

Proposed Restructure

On such dates and under such terms as the parties may agree, the Business will be restructured according to the following principles:

1. Creation of a European Holding Company. To allow for certain fiscal and tax benefits, a holding company or holding companies will be created for the Business in those countries where the Business operates which providing the best fiscal and tax arrangements while not adversely effecting the operations of the Business. Certain of the companies of the Business will be transferred to this Company (the "European Holding Company"). It is agreed that operating companies of the Business will remain as subsidiaries of Ets. Brancher S.A. for so long as Jean-Jacques Brancher owns more than Twenty-Five Percent (25%) of Ets. Brancher. Global or its affiliated companies will own One Hundred Percent (100%) of the European Holding Company. The parties agree to prepare and execute any necessary documents to transfer title to the companies of the Business as required.

2. Creation of Country Holding Companies. The parties further agree, where appropriate, to create holding companies in each country where more than one company of the Business exists regardless of the type of business of those companies where there are fiscal, tax, operational or other justifications for such structure.

3. Merger of the Operating Companies in France. The parties have agreed to undertake the merger of the operational companies of the Business, HCF Lennox S.A., Friga Bohn S.A. and SCI Geraval, in France to accomplish certain operational objectives.

Proposed Amendments

The parties agree to amend the Prior Agreements according to the following:

1. General Principles. The parties have agreed to amend the Prior Agreements to achieve the following: (i) allow for the restructuring of the companies of the Business as described above even though it may result in a different proportion of ownership among the parties of the individual companies of the Business from the present; (ii) preserve intact your ownership of Ets. Brancher in accordance with the Prior Agreements; (iii) amend the formula for the future purchase of your Shares so as to base it on the book value and income of those companies which are a part of the Business as of 31 December 1997(as represented in the financial statements of the Business attached hereto as EXHIBIT "B") regardless of whether such companies are owned in the future by Ets Brancher S.A. or the European Holding Company at the time of such purchase; (iv) allow for the free introduction and removal of capital in the European or Country Holding Companies by

Global with an appropriate adjustment to the formula to allow for the adjustment of your proportion of ownership in the companies of the Business to reflect the change in capital; and (v) take no action which would diminish the value of the Shares or the rights of either party under the Prior Agreements.

2. Specific Provisions. The specific amendments will address the following:

         a. The price paid by Global for the Shares is to be calculated based on the net book value ("Net Book Value") and net income or loss ("Net Income") of the European Holding Company as calculated according to its books and records maintained based on the applicable generally accepted accounting principles at the time of the sale of the Shares.

         b. The price to be paid will be adjusted to reflect the impact of any capital in flow or out flow which is disproportionate to the ownership percentage of the parties. This adjustment will be based on two ratios of ownership. The first ratio is percentage of ownership which you own of Ets. Brancher S.A. at any given time ("Brancher Ownership Percentage" or "BOP"). The second is the effective ownership percentage ("EOP") of the European Holding Company which is based on any capital in-flow to or out-flow from the European Holding Company to or from the parties in a proportion different the ownership percentage of the parties. The EOP will initially be the BOP. Thereafter, the EOP will be adjusted when capital adjustments are made disproportionate to the existing EOP. In the event of a disproportionate capital in-flow or out-flow to or from the European Holding Company the EOP will be re-calculated based on the following:

                  (i). Determine the Net Book Value of the European Holding Company immediately prior to any disproportionate capital in-flow or out-flow.

                  (ii) Each party will be assigned a part of this net book value equal to the party's then applicable EOP.

                  (iii) Each party's allocation of capital will be adjusted based on this change of capital.

                  (iv) The new EOP for each party will equal the ratio of that party's capital (allocation of capital adjusted for the change) to the total capital of the European Holding Company after the adjustment.

For example: At the effective date of the Letter of Intent, Global's EOP is 70% and yours ("JJB") is 30%.

Assume Global makes 20 French Francs ("FF") capital contribution and JJB makes no capital contribution to the European Holding Company on 1/1/99.


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On 1/1/99, prior to the capital contributions the Net Book Value of the European
Holding Company is 100 FF and the respective capital allocations are:

        Global = 70% of 100 or 70 FF        JJB = 30% of 100 or 30 FF

20 FF of capital is contributed by Global resulting in the following changes to the respective capital allocations:

        Global = 90 FF   JJB = 30 FF        Total = 120 FF

The resulting Effective Ownership Percentage after the capital contribution will be:

        Global = 90/120 = 75%               JJB = 30/120 = 25%

         c. In the event of a future purchase, the price for the Shares will be calculated using the existing formula based on the Net Book Value and Net Income of the European Holding Company as defined above. If the EOP is different than the actual ownership of JJB, the price for the Shares will be further adjusted as follows:

The aggregate Price for the Shares being purchased will be multiplied by an adjustment factor equal to the EOP times the ratio of the Shares being sold to the total number of Shares you own. The EOP will be then reduced by the actual percentage of Ets. Brancher which has been sold times this same adjustment factor and the your BOP will be reduced by the percentage sold.

EXAMPLE ONE:

Assume Global has made the 20 FF capital contribution described above and JJB wishes to sell all of his shares. In addition assume that the formula produces a company value or CV of 200 FF using the European Holding Company financial data.

The price paid for the shares will be:

                                    Price = CV*(EOP for JJB)
                                    Price = 200 FF * (25%) = 50 FF

EXAMPLE TWO:

Assume Global has made the 20 FF capital contribution described above and JJB wishes to sell an additional 5% of Ets Brancher S.A. and retain 25% BOP interest in Ets. Brancher S. A. In addition assume that the formula produces a company value or CV of 200 FF using the European Holding Company financial data.

The price paid by Global for the additional 5% of for Ets. Brancher S.A. will be:

Price = CV *( # Shares sold by JJB)/(total # Shares owned by JJB) * (EOP for
JJB)

Price = 200 FF * (5%/30%) * (25%) = 200 FF * 0.1667 * 0.25 = 200 FF * 0.04167

Price = 8.3335 FF

         d. The parties further agree to modify the existing agreements in such a way so as to provide for the planned conversion to the European-currency without altering the basic intent of the parties with respect to such agreements.

Conditions to Closing

The parties have further agreed to the following to complete this transaction:

         1. Definitive Agreement. The negotiation and execution of an appropriate Amendment to the existing agreements with terms and conditions satisfactory to each party.

         2. Corporate Approvals. The Boards of Directors of Global and its parent company shall have approved the execution and delivery of this Letter of Intent and the Amendments to Prior Agreement.

Please indicate your acceptance and approval of the foregoing by signing below and returning a copy of this letter to Global.

                                     Very truly yours,

                                     LENNOX GLOBAL LTD.


                                     By:  /s/ Robert L. Jenkins
                                          Robert L. Jenkins
                                          President and Chief Operating Officer


ACCEPTED AND APPROVED:

Jean-Jacques Brancher

Signature:        /s/ Jean-Jacques Brancher
Date:             July 7, 1998

                                   EXHIBIT "A"

                  SECTION 3.3. PHASED ACQUISITION OF REMAINING OWNERSHIP OF ETS. BRANCHER.

         At the times specified below for a change in the Lennox percentage ownership in Ets. Brancher, Lennox will purchase the amount of additional Company Stock of Ets. Brancher prescribed below using the Company Stock Price defined below.

                  A. STOCK PRICE. The stock price for any specified purchase shall be calculated by dividing the Ets. Brancher yearly Company Value for the applicable year by the number of shares of Ets. Brancher Company Stock issued and outstanding at time of the calculation (the "Stock Price").

                           (i) Yearly Ets. Brancher Company Value. The yearly Ets. Brancher Company value (Ets. Brancher Company Value or "CV") shall be calculated using its consolidated Net Book Value as defined below at the close of each business year ("Yearly Book Value" or "YBV"). The Yearly Book Value will be the consolidated Net Book Value of Ets. Brancher as of 30 September 1997 after taking into account all restructuring steps and as adjusted for any consolidated profits or losses accumulated through the business year just ended. The Ets. Brancher Company Value is computed as follows:

                           CV = [YBV + 9*{(Y-2+2 * Y-1+3 * Y-0)/6}]/2

                           Where:

                           YBV = its Yearly Book Value for the business year just ended.

                           Y-2 = its consolidated Net Income or loss for the business year two years before the year just ended.

                           Y-1 = its consolidated Net Income or loss for the business year one year before the year just ended.

                           Y-0 = its consolidated Net Income or loss for the business year just ended.

                           CV = the Company Value will never be less than its Yearly Book Value for any business year.

                           (ii) The Effect of Goodwill on Ets. Brancher Company Value. In the event assets or companies are acquired by Ets. Brancher for a cost greater than their net book value, the amortization of goodwill will be over a period of not less than thirty (30) years or in the event changes in generally accepted accounting practices, the goodwill will be accounted for so as not to materially damage the CV of Ets. Brancher.

                  B. SALE OF ETS. BRANCHER COMPANY STOCK. The further sale of Ets. Brancher Company Stock shall take place using the stock price (as defined above) within thirty (30) days after adequate audited financial data is available in the year of purchase to calculate the Ets. Brancher Company Value, Lennox will pay to Brancher an amount equal to the Ets. Brancher Company Stock Price defined above times the number of additional shares necessary for Lennox to achieve the Lennox Percentage of Ownership applicable at that time. In exchange for this payment, Brancher agrees to transfer to Lennox sufficient shares of the Ets. Brancher Company Stock to represent the Additional Percentage of Ownership (as defined below) being acquired by Lennox for that specified year.

                  C. ADDITIONAL PERCENTAGE OF OWNERSHIP AND SCHEDULE. In the event that Brancher has not sold and Lennox has not purchased at least 74% of Ets. Brancher by the end of calendar year 2005, Lennox will acquire sufficient additional ownership of the Ets. Brancher to allow the percentage then owned by Lennox to equal 74%. Further, in the event that Brancher has not sold and Lennox has not purchased all the remaining ownership of Ets. Brancher by the end of calendar year 2006, Lennox will acquire all the remaining ownership of the Ets. Brancher. These purchases may be accelerated as described below.

                  D. ACCELERATION OF PURCHASE. The Lennox purchases described above may be accelerated in any of the following circumstances:

                  (i) Death of Jean-Jacques Brancher. In the event of the death of Jean-Jacques Brancher, Lennox will purchase and Brancher shall sell all of the remaining Additional Percentage of Ownership of Ets. Brancher for a purchase price equal to the greater of (1) the number of shares representing the remaining Additional


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         Percentage of Ownership times the applicable Ets. Brancher Company
         Stock Price or (2) the minimum company value described in Section 3.3.A(ii). Jean-Jacques Brancher agrees to comply with any reasonable request of Lennox to take any action which, under French Law, will increase the enforceability of the agreement to sell Ets. Brancher Company Stock as described in this Section 3.3.D(i). The purchase will be completed within three (3) months of the notice to Lennox of the date of the death of Jean-Jacques Brancher.

                  (ii) Option of Brancher. In addition, Brancher shall have the right but not the obligation, at any time, to require Lennox to purchase all or any portion of the remaining shares in Ets. Brancher at a purchase price per share equal to Stock Price. The accelerated purchase will be completed within ninety (90) days of the date of the exercise of this option in writing by Brancher.

                                   EXHIBIT "B"

                              FINANCIAL STATEMENTS

1. ETS BRANCHER US GAAP UNAUDITED BALANCE SHEET AS AT SEPTEMBER 30, 1997 AND DECEMBER 31, 1997 AND PROFIT AND LOSS STATEMENT AS OF DECEMBER 31, 1997 (3 MONTHS)





                                                                       SEPTEMBER 30,    DECEMBER 31,
                                                                            1997            1997
 #             ASSETS                                                    UNAUDITED        UNAUDITED
---            ------                                                  -------------    ------------
  1   Cash and cash equivalents                                            18.216         10.483
  2   Trade accounts & notes receivables - Gross                          330.887        295.248
  3   Less - reserve for doubtful accounts                                (33.072)       (29.757)
  4   Net trade accounts & notes receivables                              297.815        265.491
  5   Inventories                                                         196.366        186.661
  6   Loans to affiliate                                                    1.173            592
  7   Current deferred taxes                                               12.239         10.827
  8   Other current assets                                                 30.496         20.877
                                                                          -------        -------
  9   TOTAL CURRENT ASSETS                                                556.305        494.931
                                                                          -------        -------

 10   Investments in subsidiaries and affiliates                            1.312          1.057
 11   Less allowances for decrease in value                                  (214)          (238)
                                                                          -------        -------
 12   NET INVESTMENTS IN AFFILIATES                                         1.098            819
                                                                          -------        -------

 13   Property plant and equipment                                        416.644        425.566
 14   Accumulated depreciation                                           (230.452)      (236.825)
                                                                          -------        -------
 15   NET PROPERTY PLANT AND EQUIPMENT                                    186.192        188.741
                                                                          -------        -------

 16   Goodwill (West)                                                           0          2.121
 17   Amortizable long term assets                                         12.954         13.131
 18   Other non current assets                                              1.362          2.133
                                                                          -------        -------
 19   TOTAL NON CURRENT ASSETS                                            201.606        206.945
                                                                          -------        -------
 20   TOTAL ASSETS                                                        757.911        701.876
                                                                          -------        -------


Such statement is based on the work of Ets Brancher chartered accountant and includes some restatements we considered necessary as described in Section 2 and 3.




                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1997            1997
#              LIABILITIES AND EQUITY                                    UNAUDITED      UNAUDITED
--             ----------------------                                    ---------      ---------
 21   Short-term loans from banks                                          55.670         41.392
 22   Current long term debt to banks                                       5.532          8.874
 23   Account payables - Non affiliates                                   178.196        146.001
 24   Account payables - Affiliates                                            93              0
 25   Current warranty liability                                            6.685          7.167
 26   Accrued expenses                                                    126.803         96.554
 27   Current income taxes payable                                          2.598          8.413
 28   Other                                                                 1.976          2.764
                                                                          -------        -------
 29   TOTAL CURRENT LIABILITIES                                           377.553        311.165
                                                                          -------        -------

 30   Long term loans from banks                                           41.033         62.096
 31   Long term loans from affiliates                                          59              0
 32   Non current warranty liability                                        3.157          3.102
 33   Non current deferred taxes                                            8.797          6.987
 34   Other non current liabilities                                        56.953         62.926
                                                                          -------        -------
 35   TOTAL LONG TERM LIABILITIES                                         109.999        135.111
                                                                          -------        -------

 36   TOTAL LIABILITIES                                                   487.552        446.276
                                                                          -------        -------

 37   NET ASSETS AND LIABILITIES                                          270.359        255.600
                                                                          -------        -------

 38   Retained earnings                                                   270.359        270.753
 39   Exchange variances                                                                  (1.076)
 40   Net Income (loss)                                                                  (14.077)
                                                                          -------        -------
 41   TOTAL NET EQUITY                                                    270.359        255.600
                                                                          -------        -------
 42            TOTAL LIABILITIES AND EQUITY                               757.911        701.876
                                                                          -------        -------


Such statement is based on the work of Ets Brancher chartered accountant and includes some restatements we considered necessary as described in Section 2 and 3.

                                                                DECEMBER 31, 1997
                                                                    3 MONTHS
                                                                -----------------
Gross sales trade                                                   241.007
Less cash discounts                                                    (871)
NET SALES TRADE                                                     240.136

COST OF SALES                                                      (146.606)
VARIABLE MARGIN                                                      93.530

Outbound freight                                                     (3.537)
Commissions                                                          (3.854)
Replacements and allowances                                          (5.410)
Bad debt expenses                                                      (693)
Other variable costs                                                    194
SUB TOTAL VARIABLE OPERATING EXPENSES                               (13.300)

CONTRIBUTION MARGIN                                                  80.230
Manufacturing overhead                                              (22.347)
Distribution and selling                                            (31.341)
Administration expenses                                             (26.629)
Research and development                                             (5.687)
SUB TOTAL PERIOD EXPENSES                                           (86.004)

OPERATING INCOME (LOSS)                                              (5.774)
Amortization of intangibles                                            (206)
Goodwill amortization                                                   (38)
Currency exchange                                                       (12)
Miscellaneous                                                        (4.107)
EARNINGS BEFORE INTEREST AND TAXES                                  (10.137)
Interest income/expenses                                             (1.170)
INCOME (LOSS) BEFORE TAX                                            (11.307)
Income tax                                                           (3.333)
NET INCOME (LOSS)                                                   (14.640)
Minority interest                                                      (563)
NET INCOME (LOSS) OF THE GROUP                                      (14.077)




Such statement is based on the work of Ets Brancher chartered accountant and includes some restatements we considered necessary as described in Section 2 and 3.